Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:                                                                    February 18, 2010

Contact:                                                   Anne-Marie Wright, Vice President, Corporate Communications

Phone:                                                           (801) 208-4167  e-mail: awright@merit.com  Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD SALES AND EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2009

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and gastroenterology, today announced record revenues of $257.5 million for the year ended December 31, 2009, an increase of 13% over revenues of $227.1 million for the year ended December 31, 2008.

Earnings for the year ended December 31, 2009 were a record $22.5 million, up 9% compared to $20.7 million for the year ended December 31, 2008.  Earnings per share for the year ended December 31, 2009 were $0.79, up from $0.73 per share for the year ended December 31, 2008.

Gross margins improved to 42.3% of sales for the year ended December 31, 2009, compared to 41.1% of sales for the year ended December 31, 2008, an improvement of 120 basis points.

Revenues for the fourth quarter of 2009 were a record $67.5 million, compared with revenues of $58.0 million for the quarter of 2008, an increase of 16%.

Earnings for the fourth quarter of 2009 were $5.1 million, down 6% compared to $5.4 million for the fourth quarter of 2008.  Earnings per share for the fourth quarter of 2009 were $0.18, down from $0.19 per share for the fourth quarter of 2008.  Earnings for the fourth quarter of 2009 were negatively impacted primarily by the integration and start-up of Merit’s new non-vascular stent division, investments in expanding its direct sales force in the United States and Europe, as well as increased research and development.

Gross margins for the fourth quarter of 2009 were 40.5% of sales, which was essentially the same as for the fourth quarter of 2008, but down sequentially from the third quarter of 2009 primarily due to lower production volumes as we reduced inventory levels and shut down for maintenance during the holidays.  This lower production rate also resulted in an $880,000 reduction in inventory from the third quarter of 2009 compared to the fourth quarter of 2009.

“Despite the lower gross margins for the fourth quarter of 2009, compared to the third quarter of 2009, we are pleased with the lower inventory levels even though we built first lots to stock for the launch of the EN Snare® foreign body removal device,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We are also pleased that in January 2010 gross margins snapped back to approximately 42.6% and we surpassed our initial forecast of EN Snare® devices by more than 50%.  EN Snare® sales for January 2010 were approximately $623,000.  We are delighted with the execution and launch of the EN Snare® and have raised our forecast of this product by $2.0 million over our initial plan.”

“We plan to launch several new products during the first half of 2010, including the patented One Step VOS™, the Merit Laureate™ hydrophilic guide wire, the Impress™ hydrophilic catheter, the ASAP™ thrombus extraction catheter, and the ALIMAXX - B® uncovered metal biliary stent in both the transhepatic and endoscopic versions,” Lampropoulos added.

For the year ended December 31, 2009, compared to the year ended December 31, 2008, catheter sales rose 23%; stand-alone device sales rose 12%; custom kit and tray sales increased 12%; and inflation device sales fell 1%.  The percentage decline in inflation device sales was due primarily to decreased deliveries to an OEM customer.  Excluding sales to that OEM customer, inflation device sales increased 2% for the year ended December 31, 2009, relative to the year ended December 31, 2008.

For the fourth quarter of 2009, compared to the fourth quarter of 2008, catheter sales rose 25%; stand-alone device sales increased 13%; custom kit and tray sales grew 9%; and inflation device sales increased 9% due partially to increased deliveries to the OEM customer described above.  Excluding sales to that OEM customer, inflation device sales were up 4% for the fourth quarter of 2009, compared to the fourth quarter of 2008.

Selling, general and administrative expenses were 25.0% and 25.2% of sales for the fourth quarter and year ended December 31, 2009, respectively, compared with 22.2% and 23.4% of sales for the comparable periods of 2008, respectively.

Research and development costs were 4.3% of sales for both the fourth quarter and year ended December 31, 2009, compared to 4.1% and 4.0% of sales for the comparable periods of 2008, respectively.

Merit’s effective tax rates for the fourth quarter and calendar year 2009 were 33.3% and 31.9%, respectively, compared to 36.9% and 34.9% for the same periods of 2008, respectively.

Merit earned $30.1 million in cash from operations for the year ended December 31, 2009, compared to $28.0 million for the year ended December 31, 2008.  Merit’s cash position decreased to $6.1 million on December 31, 2009, compared to $34.0 million on December 31, 2008.  The decreased cash position was due primarily to $21.0 million spent on the acquisition of intellectual property, including patents, certain trademarks and know-how associated with the En Snare® foreign body removal device from Hatch Medical, L.L.C. and $19.0 million spent on the acquisition of assets from Alveolus, Inc., including an intellectual property portfolio, inventory, receivables and manufacturing equipment associated with non-vascular interventional stents used for esophageal, tracheobronchial, and biliary stenting procedures.

The financial information presented in this release has not been audited and is subject to adjustment as Merit completes the procedures associated with the audit of its financial statements for the year ended December 31, 2009.  Merit does not presently anticipate those adjustments, if any, to be material.

INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

SALES	$67,495	$57,996	$257,462	$227,143

COST OF SALES	40,179	34,503	148,660	133,872

GROSS PROFIT	27,316	23,493	108,802	93,271

OPERATING EXPENSES
Selling, general and administrative	16,891	12,887	64,787	53,127
Research and development	2,904	2,404	11,168	9,160
Total	19,795	15,291	75,955	62,287

INCOME FROM OPERATIONS	7,521	8,202	32,847	30,984

OTHER INCOME
Interest income	14	286	178	781
Other income	66	55	69	80
Total other income — net	80	341	247	861

INCOME BEFORE INCOME TAX EXPENSE	7,601	8,543	33,094	31,845

INCOME TAX EXPENSE	2,534	3,151	10,564	11,118

NET INCOME	$5,067	$5,392	$22,530	$20,727

EARNINGS PER SHARE-
Basic	$0.18	$0.19	$0.80	$0.75

Diluted	$0.18	$0.19	$0.79	$0.73

AVERAGE COMMON SHARES-
Basic	28,091	28,070	28,011	27,769

Diluted	28,761	28,750	28,606	28,550

BALANCE SHEET

(Unaudited in thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$6,133	$34,030
Trade receivables, net	30,954	27,749
Employee receivables	145	126
Other receivables	827	818
Inventories	47,170	38,358
Prepaid expenses and other assets	1,801	985
Deferred income tax assets	3,289	2,782
Income tax refunds receivable	835	607
Total Current Assets	91,154	105,455

Property and equipment, net	114,646	103,939
Other intangibles, net	26,898	6,913
Goodwill	33,002	13,048
Other assets	5,813	2,325
Investment, cost
Deferred income tax assets		23
Deposits		73

Total Assets	$271,513	$231,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	13,352	10,622
Accrued expenses	12,196	9,973
Advances from employees	212	211
Line of credit	7,000
Income taxes payable	148	366
Total Current Liabilities	32,908	21,172

Deferred income tax liabilities	11,251	8,771
Liabilities related to unrecognized tax positions	2,945	2,818
Deferred compensation payable	3,382	2,348
Deferred credits	1,874	1,994
Other long-term obligation	344	368
Total Liabilities	52,704	37,471

Stockholders’ Equity
Common stock	63,690	61,689
Retained earnings	155,204	132,674
Accumulated other comprehensive loss	(85)	(58)
Total stockholders’ equity	218,809	194,305

Total Liabilities and Stockholders’ Equity	$271,513	$231,776

CONFERENCE CALL

Merit invites all interested parties to participate in its fourth quarter and year-end conference call today, February 18th, 2010, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is (877) 941-0844, and the international number is (480) 629-9645.  A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, primarily in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 125 individuals.  Merit employs approximately 1,880 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008. Such risks and uncertainties include risks relating to: healthcare policy changes which may have a material adverse effect on Merit; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and its effect on Merit’s revenues, collections and supplier relations; termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; delays in obtaining regulatory approvals, or the failure to maintain such approvals; inability to successfully manage growth through acquisitions, including the inability to commercialize the Vysera technology as currently anticipated; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; impact of force majeure events on Merit’s business, including severe weather conditions; failure to comply with applicable environmental laws and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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